Contact:

David W. Fry

Executive Vice President, Treasurer

and Chief Financial Officer

Flushing Financial Corporation

718-961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Announces Pricing of Common Stock Offering

LAKE SUCCESS, NY – September 16, 2009 – Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), announced today the pricing of an underwritten public offering of 8,317,400 shares of its common stock at a price of $11.50 per share, for gross proceeds of approximately $95.7 million, exclusive of any underwriter over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $90.5 million.

The Company expects to close the sale of the common stock, subject to customary closing conditions, on or about September 22, 2009.

Keefe, Bruyette & Woods, Inc. is acting as lead book-running manager for the offering and Sandler O’Neill + Partners, L.P. and Fox-Pitt Kelton Cochran Caronia Waller are acting as co-managers for the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,247,610 shares of the Company’s common stock to cover over-allotments, if any.

The Company expects to use the net proceeds from this offering for general corporate purposes and to repurchase the 70,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock Series B (“Preferred Stock”), and the warrant (“Warrant”) to purchase up to 751,611 shares of the Company’s common stock, issued to the U.S. Department of the Treasury (“Treasury”) as part of the TARP Capital Purchase Program. There can be no assurance that the Treasury will approve the Company’s applications to repurchase the Preferred Stock or the Warrant, or that an acceptable price for repurchasing the Warrant can be agreed upon.

The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Prospective investors should read the prospectus in that registration statement, the prospectus supplement and other documents incorporated by reference that the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. A prospectus supplement and the prospectus relating to the offering may be obtained from Keefe, Bruyette & Woods, Inc., Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.

This news release does not constitute an offer to sell or solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com. The information contained on the Company’s website does not constitute part of the prospectus or the preliminary prospectus supplement discussed above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to the public offering, the planned use of proceeds and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.